Exhibit 99.2

PRESS RELEASE December 2, 2004

ARROWHEAD RESEARCH CORPORATION ANNOUNCES RESEARCH REPORT ON NANO PATENT PORTFOLIO

Pasadena, California – (Businesswire) – December 2, 2004 – Arrowhead Research Corporation (NASDAQ: ARWR, ARWRW) announced today that CHI Research, a worldwide leader in intellectual property analysis, recently conducted a review of Arrowhead’s patent portfolio. The final report stated: “In general, it appears that Arrowhead’s nanotechnology IP already locks up, or is well on the way to locking up, those areas of nanotechnology that it has set out to control. Furthermore, we find that Arrowhead’s entire nanotechnology patent portfolio is more broadly distributed across invention art classifications than that of its main competitors. In other words, among its main competitors, Arrowhead has the most diversified portfolio of patents in the nanotechnology space.” Arrowhead has exclusive rights to 33 issued U.S. patents and, in total, over 180 U.S. and international patents and patent applications.

About Arrowhead Research Corporation

Arrowhead Research is a nanotechnology company structured to bring together a diverse and innovative mix of technologies, rights to a broad suite of intellectual property, and some of the most respected minds in this dynamic field. There are three strategic components to Arrowhead’s business model:

•	The formation or acquisition of subsidiary companies that are engaged in pursuing specific product and technology development in nanotechnology.

•	The funding of nanoscience research at universities in exchange for the right to commercialize resulting intellectual property.

•	The acquisition, license and sublicense of intellectual property in the field of nanotechnology.

Arrowhead Research operates three majority-owned subsidiary companies:

•	Aonex Technologies, Inc., developing and commercializing semiconductor nanomaterial technology.

•	Insert Therapeutics, Inc. which is developing and commercializing a proprietary drug delivery system.

•	Nanotechnica, Inc., formed to develop capabilities for mass-production of a variety of different nanoscale devices and systems.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the recent economic slowdown affecting technology companies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions. Our Registration Statement on Form S-3, Annual Report on Form 10-K and 10-K/A, recent and forthcoming Quarterly Reports on Form 10-Q and 10-Q/A, recent Current Reports on Forms 8-K and 8-K/A, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact

R. Bruce Stewart, President

Telephone:     626.792.5549

Email: bruce@arrowres.com